Exhibit 99.1

EBIX, INC.

PRESS RELEASE

JUNE 19, 2013	FOR IMMEDIATE RELEASE

Ebix and Affiliate of Goldman Sachs Agree to Terminate Merger Agreement

ATLANTA, GA, June 19, 2013 – Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, announced today that it and an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”) have agreed to terminate their previously announced merger agreement. The merger agreement, announced on May 1, 2013, had provided for Ebix to be acquired by an affiliate of Goldman Sachs.

The decision to terminate the merger agreement was the result of a letter received by the Company on June 14, 2013 from the U.S. Attorney for the Northern District of Georgia that it had opened an investigation into allegations of intentional misconduct that had been brought to its attention from the pending shareholder class action lawsuits against the Company’s directors and officers, the media and other sources. The pending shareholder class action lawsuits and an SEC investigation involving the same subject matters as these lawsuits were previously disclosed by the Company in its periodic reports filed with the SEC. The Company has been informed by the office of the U.S. Attorney that their investigation is in its preliminary stages and that it is too early to make a determination of whether any violation of the securities laws or other laws has occurred, or whether any individual or entity could be considered a target, subject or witness in the investigation. The merger agreement is being terminated without payment of a termination fee by either party and each party and certain significant shareholders of the Company and each of their respective affiliates have agreed to release each other from all claims arising under or related to the terminated merger agreement and related transaction agreements.

“We believe the allegations in the class action suits are without merit.” said Robin Raina, Chairman and Chief Executive Officer of Ebix. “We want to thank Goldman Sachs for their interest in acquiring Ebix and we are naturally disappointed that we could not complete a transaction at this time. The Company remains focused on running its business and continuing to provide its customers with the high quality products and services on which they rely. The Company’s balance sheet remains strong and we believe the Company is well positioned for future growth and success.”

Mr. Pavan Bhalla, Chairman of the Special Committee of the Board of Directors said, “We are committed to fully cooperate with all the regulatory authorities, as they conduct their investigations and believe that the allegations in the class action lawsuits, which we have understood to form the basis of these investigations are without any merit. We look forward to what we expect will be a favorable resolution of these matters. We are committed to the highest standards of integrity in our business and have confidence in the ability of the Ebix management team to lead the Company forward.”

The Company Board of Directors also announced that it intends to continue to evaluate strategic options for the Company.

On May 10, 2013, the Company announced results for the first quarter of 2013. Total first quarter 2013 revenue was $52.6 million, an increase of 20% on a year-over-year basis, as compared to first quarter 2012 revenue of $43.8 million.

Diluted earnings per share (“EPS”) for the first quarter 2013 rose 13% year-over-year to $0.45, as compared to $0.40 in the first quarter of 2012. For purposes of the first quarter 2013 EPS calculation, there was an average of 38.8 million diluted shares outstanding during the quarter, as compared to 39.5 million diluted shares outstanding in first quarter 2012.

Ebix continues to have highly diversified revenue streams across thousands of clients, with the largest client accounting for only 2.5% of the Company’s first quarter 2013 revenues.

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.

With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

Forward-Looking Statements

We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this press release, including, without limitation, statements regarding the outcome of the governmental investigations of the Company. The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “seeks,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance and achievements, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Although we presently believe that the plans, expectations and results expressed in or suggested by the forward-looking statements are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change, as they involve substantial risks and uncertainties beyond our control, including, without limitation, the risk of an unfavorable outcome of the governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits and the termination of the merger agreement, as well as the other risks and uncertainties discussed in our reports and other public filings with the SEC. This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law. Additional information regarding risk factors that may affect us or these forward-looking statements is included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent filings with the SEC.

CONTACTS:

Ebix Investors Steven Barlow, 678-281-2043 or steve.barlow@ebix.com Aaron Tikkoo, 678 -281-2027 or atikkoo@ebix.com	Media Andy Brimmer /Tim Lynch /Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

# # #